SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                            ___________________

                                 Form 8-K


                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported):   9-24-98



                     AMERON INTERNATIONAL CORPORATION
          (Exact name of registrant as specified in its charter)



         Delaware                1-9102          77-0100596
(State or other jurisdiction    (Commission      IRS Employer
 of Incorporation)               File Number)    Identification No.


    245 South Los Robles Ave., Pasadena, California     91101
    (Address of principal executive offices)          (Zip Code)


            Registrant's telephone number, including area code:
                             (626) 683-4000

Item 5   Other Events.

The attached announcement was released to the news media on September 24, 1998.























                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               AMERON INTERNATIONAL CORPORATION


                               /s/ Javier Solis
Date: September 25, 1998       By:-----------------------------
                                  Javier Solis
                                  Senior Vice President and
                                  Secretary


                                                  N E W S   R E L E A S E
                                                       September 24, 1998


Contact:
Gary Wagner, Senior Vice President, Chief Financial Officer
Telephone:  626/683-4000


     PASADENA, Calif. Ameron International Corporation (NYSE: AMN) today reported diluted earnings of $1.51 per share on sales of $156 million for its third quarter, which ended August 31, 1998. This compares to $1.72 per share on sales of $146 million for the same period in 1997. Year-to-date diluted earnings were $2.37 per share on sales of $395 million,compared to $3.25 per share on sales of $386 million last year.

     James S. Marlen, Ameron Chairman, President and Chief Executive Officer, commented that "Third-quarter performance was in line with the revised expectations that we announced in early August. We continue to experience soft market conditions worldwide for protective coatings and competitive pressures have intensified. We are aggressively implementing the cost reduction and productivity enhancement program announced earlier to improve operating profits and strengthen our long-term competitive position."

     As expected, third-quarter earnings were significantly higher than the first two quarters of 1998 but lower than the third quarter of last year. Operating profits improved compared to the third quarter of 1997. However, earnings were lower because of higher interest expense, related primarily to the debt associated with the acquisition of Croda Coatings in the second quarter of 1998. Each of Ameron's operations improved over the same period last year, except for the worldwide protective coatings business.

     Worldwide protective coatings sales in the third quarter and for the nine-month period were higher than last year, as a result of the Croda Coatings acquisition. A slowdown in domestic markets, an increased competitive environment and lower oil prices especially impacted U.S. coatings operations. Worldwide earnings were down compared to last year
as a result of the decline in the U.S.   While steady progress has been
made in integrating the Croda Coatings acquisition, market conditions and sales in England, Australia and New Zealand have weakened. As part of the cost reduction program announced in the third quarter, actions were and are being taken to streamline U.S. operations and to accelerate the restructuring program developed in conjunction with the Croda Coatings acquisition.

     Ameron's global fiberglass pipe business reported higher sales and earnings for the third quarter and year to date, with domestic, Asian and European operations all making positive contributions. U.S. operations benefitted from higher demand for fuel-handling pipe systems, including
Ameron's new rigid coaxial products.   Singapore operations had stronger
sales and earnings as a result of increased exports to Europe and the Middle East. The decline of oil prices curtailed demand for Centron's high-pressure fiberglass pipe supplied to domestic and international oilfield markets.

     While shipments accelerated during the third quarter, concrete and steel pipe sales were lower than last year due to the timing of production start-up on several major orders. Earnings were higher due to a favorable product mix and improved manufacturing efficiencies. Sales and earnings for the nine-month period remain below last year, primarily due to the slow first half, which was impacted by severe weather and a six-week strike. Fourth-quarter deliveries should be strong, and the order backlog remains at a high level.

     Ameron's construction products business in Hawaii had higher earnings in the third quarter on flat sales. For the nine-month period, sales and earnings were significantly higher than last year as a result of strong first-half sales and cost reduction programs implemented in 1997. The short-term outlook for construction spending in Hawaii remains soft due to the slow economy and the impact of the Asian economic situation on tourism.

     During the third quarter, Ameron and Tokyo Steel announced their intention to sell their ownership in Tamco, a steel mini-mill and rebar manufacturer in Southern California. Tokyo Steel owns 25% and Ameron owns 50% of Tamco, which is treated as an unconsolidated affiliate. A leading supplier of rebar in the western United States, Tamco had sales of $139 million in 1997. The divestiture process is proceeding on schedule.

     Cautionary statement for purposes of the "Safe Harbor" provisions of "The Private Securities Reform Act of 1995": Any of the above statements that refer to Ameron's estimated or anticipated future results are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market conditions. Matters affecting the economy generally, including the state of economics worldwide, can affect the Company's results. These forward-looking statements represent the Company's judgment only as of the date of this communication. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

                    Ameron International Corporation
                    Consolidated Statements of Income
                     Third Quarter Ended August 31,
             (In thousands except share and per share data)

                                                 1998            1997

                                               ---------       ---------
Sales                                           $155,707        $146,323
Cost of Sales                                    117,565         107,833
                                               ---------       ---------
Gross Profit                                      38,142          38,490
Selling, General and Administrative Expenses      26,276          27,375
                                               ---------       ---------
Operating Profit                                  11,866          11,115
Royalty, Equity and Other Income                   2,899           3,128
                                               ---------       ---------
Income before Interest and Income Taxes           14,765          14,243
Interest, net                                      5,260           3,396
                                               ---------       ---------
Income before Income Taxes                         9,505          10,847
Income Taxes                                       3,327           3,797
                                               ---------       ---------
Net Income                                      $  6,178        $  7,050
                                               =========       =========
Basic Net Income Per Share (Based on
  Weighted Average Shares Outstanding
  of 4,012,875 Shares in 1998 and
  4,002,830 Shares in 1997)                     $   1.54        $   1.76
                                               =========       =========
Diluted Net Income Per Share (Based on
  Diluted Common Shares Outstanding
  of 4,098,610 Shares in 1998 and
  4,082,831 Shares in 1997)                     $   1.51        $   1.72
                                               =========       =========
Cash Dividends Paid                             $    .32        $    .32
                                               =========       =========

                    Ameron International Corporation
                    Consolidated Statements of Income
                      Nine Months Ended August 31,
             (In thousands except share and per share data)

                                                 1998            1997

                                               ---------       ---------
Sales                                           $395,207        $386,109
Cost of Sales                                    296,537         284,728
                                               ---------       ---------
Gross Profit                                      98,670         101,381
Selling, General and Administrative Expenses      80,920          80,107
                                               ---------       ---------
Operating Profit                                  17,750          21,274
Royalty, Equity and Other Income                   8,362           8,073
                                               ---------       ---------
Income before Interest and Income Taxes           26,112          29,347
Interest, net                                     11,146           8,950
                                               ---------       ---------
Income before Income Taxes                        14,966          20,397
Income Taxes                                       5,238           7,139
                                               ---------       ---------
Net Income                                      $  9,728        $ 13,258
                                               =========       =========
Basic Net Income Per Share (Based on
  Weighted Average Shares Outstanding
  of 4,012,875 Shares in 1998 and
  4,002,830 Shares in 1997)                     $   2.42         $   3.31
                                               =========       =========
Diluted Net Income Per Share (Based on
  Diluted Common Shares Outstanding
  of 4,098,610 Shares in 1998 and
  4,082,831 Shares in 1997)                     $   2.37         $   3.25
                                               =========       =========
Cash Dividends Paid                            $    .96         $    .96
                                               =========       =========
                    Ameron International Corporation
                   Consolidated Statements of Cashflow
                      Nine Months Ended August 31,
                             (In thousands)
                                                  1998         1997
                                               ---------       ---------
Operating Activities
  Net Income                                    $  9,728        $ 13,258
  Adjustments to Reconcile
    Net Income to Net Cash                        13,797          13,614
Changes in Operating Assets
    and Liabilities                              (20,193)        (43,505)
                                               ---------       ---------
Cash Provided (Used) By Operations                 3,332         (16,633)
Investing Activities
  Proceeds from Sale of Assets                       732             532
  Additions to Property, Plant
    and Equipment, and Acquisitions              (64,797)        (17,607)
  Other, Net                                      (1,065)         (2,277)
                                               ---------       ---------
Cash Used by Investing Activities                (65,130)        (19,352)

Financing Activities
    Short and Long-Term Borrowings, Net             65,400        44,076
    Dividends on Common Stock                       (3,851)       (3,843)
    Other, Net                                         920           667
                                                 ---------      ---------
Cash Provided by Financing Activities               62,469        40,900

Effect of Exchange Rate Changes on Cash               (370)         (794)
                                                 ---------       ---------
Net Change in Cash                               $    301       $   4,121
                                                =========       =========
                    Ameron International Corporation
                       Consolidated Balance Sheets
                             (In thousands)
                                           August 31,     November 30,
                                              1998            1997
                                           ---------       ---------
ASSETS
Current Assets
  Cash and Equivalents                     $ 10,149        $  9,848
  Receivables, Net                          138,079         122,352
  Inventories                               124,166          95,752
  Other                                      11,877          13,340
                                          ---------       ---------
    Total Current Asset                     284,271         241,292
Investments and Advances -
  Affiliated Companies                       33,689          33,777
Property, Plant and Equipment, Net          160,773         127,678
Other Assets                                 28,715          30,478
                                          ---------       ---------
  Total Assets                             $507,448        $433,225
                                          =========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                    $  3,949        $    715
  Current Portion of Long-Term Debt          17,654          17,654
  Trade Payables                             36,983          31,988
  Accrued Liabilities and Other              48,862          36,908
                                          ---------       ---------
    Total Current Liabilities               107,448          87,265
Long-Term Debt, Less Current Portion        205,373         140,917
Other Liabilities                            40,445          52,061
                                          ---------       ---------
  Total Liabilities                         353,266         280,243
Stockholders' Equity
  Common Stock                               13,007          12,946
  Additional Paid-In Capital                 17,828          16,969
  Retained Earnings                         177,446         171,569
  Cumulative Translation Adjustments        (11,320)         (5,723)
  Treasury Stock                            (42,779)        (42,779)
                                          ---------       ---------
    Total Stockholders' Equity              154,182         152,982
                                          ---------       ---------
  Total Liabilities and Stockholders'
   Equity                                  $507,448        $433,225
                                          =========       =========